Shareholder Meeting Results (unaudited)

The Annual Meeting of Shareholders of Tax-Free Trust of Oregon (the 'Trust') was held on April 10, 2006.
The holders of shares representing 83% of the total net asset value of the shares entitled to vote were present in person or by proxy. At the meeting, the following matters were voted upon and approved by the shareholders (the resulting votes for are presented below).

1. To elect Trustees.

Dollar Amount of  Votes:

Trustee			For			Withheld

Gary C. Cornia		$364,154,305	$3,601,990
James A. Gardner		$364,428,781	$3,327,515
Diana P. Herrmann		$364,234,496	$3,521,800
Edmund P. Jensen		$364,436,492	$3,319,804
Timothy J. Leach		$364,132,911	$3,623,385
John W. Mitchell		$364,511,284	$3,245,011
Ralph R. Shaw		$364,369,605	$3,386,691
Nancy Wilgenbusch		$364,578,117	$3,178,179

2. To ratify the selection of Tait, Weller & Baker LLP as the Trust's independent registered public accounting firm.

Dollar Amount of  Votes:

	For			Against		Abstain

$360,643,485		$478,611		$6,634,200